Exhibit 10.91

Certain confidential information contained in this document, marked by brackets and the word "REDACTED" ([REDACTED]), has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as Amended.

XENOGEN LICENSE AGREEMENT
FOR REAL-TIME IN VIVO IMAGING TECHNOLOGY

This Xenogen License Agreement For Real-Time In Vivo Imaging Technology (the “Agreement”) is made by and between Xenogen Corporation, with a principal place of business at 860 Atlantic Avenue, Alameda, CA 94501 (“Xenogen”) and Gene Logic, Inc., a corporation with a principal place of business at 610 Professional Drive, Gaithersburg, Maryland 29879 (“Licensee”) (each a “Party” and collectively, the “Parties”), and is effective as of November 17, 2004 (the “Effective Date”).

RECITALS

WHEREAS, Xenogen owns or Controls the Imaging System (as defined below) and the Xenogen Imaging Technology (as defined below);

WHEREAS, Licensee wishes to obtain a non-exclusive license to use the Xenogen Imaging Technology and the Imaging System (as defined below) in the Field (as defined below) to image bioluminescent cells or organisms in vivo as a method of drug discovery, and preclinical drug development and exogenous agent investigation and research; and

WHEREAS, Xenogen wishes to grant Licensee such a license on the terms and conditions contained in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants herein, the Parties hereby agree as follows.

ARTICLE I
DEFINITIONS

1.1    “Affiliate” means any corporation, firm, partnership or other legal entity which, directly or indirectly, is controlled by a Party. For the purposes of this definition only, “control” shall mean (i) the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities or capital stock of such entity, or (ii) such other relationship as in fact results in actual control over the management, business and affairs of such entity.

1.2    “Bioware®” is a Xenogen trademark that identifies certain prokaryotic or eukaryotic cells, bacteria and micro-organisms that are genetically engineered to produce light, and are owned or Controlled by Xenogen.

1.3    “Authorized Site” means Licensee’s designated research facility where the Imaging System will be installed and used, initially located at 38 Sidney Street, Cambridge, MA. During the Term, Licensee may designate alternate/additional Authorized Sites in accordance with the terms of this Agreement.

1.4   “Collaboration” means an agreement between Licensee or an Affiliate and a third party including, without limitation, an academic collaborator, that establishes a collaboration, sponsored research program, joint venture, corporate partnership or other similar type of strategic alliance between Licensee or an Affiliate and such third party that: (a) involves research or development in a specified field or on substance(s) of interest to the parties; (b) includes access to and use of material and proprietary technology and intellectual property of Licensee or an Affiliate other than the Xenogen Imaging Technology; (c) in which Licensee or an Affiliate contributes substantial research or development effort; and (d) under which Licensee or an Affiliate has been granted or retains proprietary rights for significant intellectual property (other than as relates to its own proprietary technologies or improvements thereto), or success-based economic interests (e.g. milestone payments or future royalties from product sales) in the future of the therapeutic entity or other substances or uses generated under the work conducted. For clarity, Licensee acknowledges that the term “Collaboration” does not cover Third Party Service or other arrangements between Licensee and a third party under which: (i) Licensee only performs contract services for such third party on a fee-for-service basis without the rights or interests such as those set forth in (iii) below; (ii) Licensee provides such third party the data or other information resulting from such service; and (iii) with respect to the potential results of such service, Licensee retains no intellectual property rights (other than as relates to its own proprietary technologies or improvements thereto) or success-based economic interests.

1.5    “Confidential Information” shall have the meaning set forth in Section 4.1.

1.6    “Control” or “Controlled” means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangements with any third party or any intellectual property rights of any third party.

1.7    “Equipment” means the specific hardware components included in the Imaging System and replacements and substitutions therefor provided by or through Xenogen.

1.8    “Field” means pharmaceutical and biotechnological research and development and/or the investigation of the effect of a chemical, biological, or other substance or energy applied to or into the body of an animal conducted by Licensee or an Affiliate for itself and/or in connection with a Collaboration, which includes, but is not limited to, use of the Imaging System, but excluding Third Party Service.

1.9    “Imaging System” means Xenogen’s IVIS® Imaging System 200 Series (as well as XWS-248, XGI-8, XLS-4 and other accessories on Exhibit B other than the last 4 items), consisting of the Equipment and Software.

1.10    “Installation Date” shall have the meaning set forth in Section 2.1.

1.11    “Licensee” shall mean Gene Logic Inc. and its wholly owned subsidiaries

1.12    “LPTA® Animal Models” is a Xenogen trademark that identifies certain laboratory animals that are genetically engineered to produce light, and are owned or Controlled by Xenogen. “LPTA” Models shall have the meaning defined in Section 3.4 and LPTA Materials shall have the meaning defined in Section 1.1 of Exhibit C.

1.13    “Software” means the object code form of Xenogen’s Living Image® image processing and data analysis software, as well as updates and upgrades provided by Xenogen at its sole discretion, and documentation related thereto.

1.14    “System” means any imaging system used in connection with the Xenogen Imaging Technology.

1.15    “Term” means the term of this Agreement as set forth in Section 8.1.

1.16    “Third Party Service” means research conducted by Licensee in support of any relationship or agreement between Licensee and a third-party entity other than services performed by Licensee as part of a Collaboration.

1.17    “Xenogen Imaging Technology” means the technology claimed in U.S. Patent Nos. 5,650,135, 6,217,847 and 6,649,143 and all substitutions, continuations, continuations-in-part, divisionals, reissues, extensions, confirmations, and re-examinations thereof.

ARTICLE II
IMAGING SYSTEM

2.1    Delivery and Operation.

(a)     Imaging System. Within sixty (60) days of the Effective Date, Xenogen shall ship the Imaging System to Licensee and install it at the Authorized Site. The Imaging System will be suitably packed for shipment in Xenogen’s standard containers, marked for shipment to the Authorized Site, and shipped FOB Xenogen’s manufacturing facility in Alameda, California, freight and freight insurance prepaid and added to the invoice. Upon proper installation of the Imaging System and completion of the Initial Training (as described in Section 2.2(a) below), Licensee shall provide Xenogen with written acknowledgement of the foregoing, the date of such acknowledgement to be deemed the "System Installation Date". Upon payment of the purchase price for the initial Imaging System pursuant to Section 3.5(a), the Equipment provided as part of such Imaging System will become the sole property of Licensee.

(b)     Additional Systems. During the Term, Licensee may, but is under no obligation to, order, in writing, from Xenogen additional Imaging Systems (each, an “Additional System”) that Licensee desires to use in accordance with the terms of this Agreement. Upon payment of the purchase price for each Additional System pursuant to Section 3.5(a), the Equipment provided as part of such Additional System will become the sole property of Licensee. Each Additional System includes hardware and software components providing the same or similar functionality as the Imaging System. Xenogen will deliver and install any Additional Systems at the installation location designated by Licensee at the Authorized Site in the manner described in Section 2.1(a) and Section 2.2. The terms and conditions of Sections 2.2 through 2.3 shall apply to Additional Systems in the same manner as they apply to the Imaging System. Unless otherwise agreed to in writing, Additional Systems shall be shipped to Licensee within sixty (60) days after receipt of Licensee’s purchase order for such Additional System, and Xenogen will thereafter install it at the location designated by Licensee at the Authorized Site within fourteen (14) business days after delivery to the installation site. Upon installation of the Additional System and completion of Initial Training (as described in Section 2.2(a) below), Licensee shall provide Xenogen with written acknowledgement of completion of all of the foregoing, the date of such acknowledgement to be deemed the "Installation Date" for each such Additional System.

2.2    Technical Assistance.

(a)    Initial Training. Xenogen shall provide Licensee, without additional charge, reasonable assistance and training in the initial installation and introduction to use of the Imaging System, including assistance and training at the Authorized Site, commencing within fourteen (14) business days after receipt of the Imaging System, unless otherwise agreed by Licensee. Such initial training and assistance at the Authorized Sites shall not exceed a total of three (3) days, in the aggregate, by Xenogen without Xenogen’s further consent and payment to Xenogen for such additional assistance and training. Xenogen anticipates making two technically qualified personnel available at the Authorized Site for an aggregate amount of up to three (3) days in support of the foregoing training and assistance, such training and assistance referred to as the "Initial Training". Licensee may request, and Xenogen may provide in response to such request, additional technical support to Licensee at Xenogen's then current rate for such support (currently $1,250 per day per employee as of the Effective Date) plus associated expenses.

(b)    System Movement. Licensee acknowledges and agrees that Xenogen’s technical assistance may be necessary for reinstallation and set-up in the event that the Imaging System is to be moved from its installed location to other locations within the Authorized Site or from one Authorized Site to another. If Licensee desires to designate an alternate or additional Authorized Site, it may do so provided it notifies Xenogen in writing of such Authorized Site and indicates the approximate date that such Authorized Site is to become effective and the dates on which Xenogen assistance may be required to install and test the system. Xenogen shall acknowledge receipt of such notice and indicate whether it can provide the necessary support at the time requested or propose alternate dates. Except in an emergency, Licensee shall provide any such notice at least two (2) weeks before it intends to make the new Authorized Site active and, provided it has given at least two (2) weeks prior notice, Xenogen shall make commercially reasonable efforts to provide the support requested at the time specified or as soon thereafter as possible. In an emergency, the parties shall work together to schedule re-installation and testing as soon as possible. Licensee may request, and Xenogen may provide in response to such request, such technical assistance to Licensee for such System moves at the fee specified in Exhibit D.

2.3    Software

(a)    License. In consideration for the license fees payable by Licensee hereunder, Xenogen hereby grants to Licensee and its Affiliates for the Term a royalty-free, non-exclusive, non-transferable (except as provided in Section 9.2) license, without the right to sublicense, to use, store and display the Software solely in connection with the practice of the Xenogen Imaging Technology in conjunction with the Imaging System at the Authorized Site on behalf of Licensee or in connection with a Collaboration. Use of the Software and associated computer involves methods and products claimed under U.S. Patent No. 6,614,452 and all substitutions, continuations, continuations-in-part, divisionals, reissues, extensions, confirmations and reexaminations thereof, all of which are covered by the license granted herein. Installation and use of the Software shall be restricted for the Field and to the Equipment and up to five (5) additional computer workstations at the Authorized Site. During the Term, licenses for additional copies of the Software may be requested from Xenogen at its then-applicable retail price.

(b)    Ownership of Software. The Software (including any copyrights related thereto) is and shall remain the sole and exclusive property of Xenogen. Licensee agrees that it will not, without Xenogen’s prior written consent, directly or indirectly, modify, make derivative works, or make any additional copies of the Software, except for one (1) backup copy. Licensee further agrees that it shall not, directly or indirectly, attempt to reverse engineer or decompile the Software or otherwise derive source code from the Software.

(c)    Software Support. Xenogen shall provide maintenance and support of the Software as set forth in Section 2.4(b), except that Xenogen will also provide Licensee with updates to the Software at no additional charge during the term as soon as they become commercially available.

2.4    Limited Warranty and Maintenance and Support.

(a)    Limited Warranty. Xenogen represents and warrants to Licensee that for a period of one (1) year (the “Warranty Period”) after the Installation Date: (i) the Equipment provided to Licensee hereunder shall in all material respects conform to and perform in accordance with its published specifications existing at the time such Equipment is acquired or manufactured by Xenogen; and (ii) the Software will in all material respects conform to and perform in conformance with Xenogen’s then-current specifications for such Software. The foregoing warranty expressly excludes failure to perform due to Misuse of all or any component of the Imaging System, whether Equipment or Software. As used in this Agreement, “Misuse” means, without limitation, (i) any use that is, in any material respect, inconsistent with or in contradiction to the instructions provided with the Imaging System, (ii) intentional damage to or misuse of the Imaging System, and (iii) damage due to negligence in connection with use of the Imaging System. If, Licensee so requests, Xenogen will service the System to repair such Misuse, Xenogen reserves the right to charge the full cost of such service to Licensee, including travel expenses. Xenogen does not warrant that the Software will meet all of Licensee’s requirements or that the use of the Software will be uninterrupted or error-free. Except as expressly provided herein and in the exhibits hereto, Xenogen's sole obligation, and Licensee’s sole remedy, under this Section 2.4 is to use reasonable efforts to promptly correct or replace any non-conforming Equipment and/or Software at Xenogen’s expense, including parts, labor and travel expenses related to maintenance and corrective service during the Warranty Period.

(b)    Maintenance and Support of Imaging System. During the Warranty Period and for no additional consideration, Xenogen will also provide Licensee with its “Standard” Service Program (pursuant to Section 3.1.2 of Xenogen’s IVIS® Imaging System Service and Support Agreement (the “Service Agreement”), attached hereto as Exhibit D) for the Imaging System. Prior to expiration of the foregoing warranty Licensee may purchase maintenance and support for its Imaging System in accordance with the terms set forth in Exhibit D.

2.5    Disclaimer of All Other Warranties. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 2.4(A) AND ELSEWHERE IN THIS AGREEMENT AND IN THE RELATED AGREEMENTS ATTACHED AS EXHIBITS HERETO, XENOGEN MAKES NO WARRANTIES (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE IMAGING SYSTEM HEREUNDER AND SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES OF NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS. XENOGEN DOES NOT REPRESENT OR WARRANT THAT THE EQUIPMENT OR SOFTWARE WILL BE FREE OF DEFECT, UNINTERRUPTED, ACCURATE, COMPLETE, CURRENT, STABLE, BUG-FREE, ERROR-FREE, OR AVAILABLE AT ANY TIME.

ARTICLE III
TECHNOLOGY LICENSE

3.1    Technology License. In consideration of the license fees payable by Licensee hereunder, Xenogen hereby grants to Licensee and its Affiliates a non-exclusive, non-transferable license, without the right to sublicense, to practice the Xenogen Imaging Technology during the Term solely with the Imaging System and solely within the Field at the Authorized Sites on behalf of Licensee or in connection with a Collaboration. In consideration of the granting of the foregoing license, Xenogen shall provide, without additional charge, not more than a total aggregate of [REDACTED] person hours per calendar year of follow-on technical support to Licensee at the Authorized Site. Licensee may request, and Xenogen will provide in response to such request, additional technical support to Licensee at Xenogen's then current rate for such support plus associated expenses. Each Party will designate an individual to serve as a contact point for the other Party and to address and attempt to resolve technical issues that arise during the Term. Xenogen’s initial contact is Mr. Ben Carter, and Licensee’s initial contact is Dr. Joseph Carroll. Each Party may change its designated contact upon written notice to the other Party.

3.2    Limitations. The licenses granted in Sections 2.3(a) and 3.1 are only for use at the Authorized Site. Licensee may not exercise the licenses granted herein to provide Third Party Service. No other license or rights shall be deemed granted or created by implication, estoppel or otherwise.

3.3    Bioware™ Cells and Microorganisms.

(a)    Transfer and Use. Licensee may request during the Term, and subject to availability Xenogen will provide (and license for use), any of the Bioware identified in Exhibit A, or other models that are offered commercially by Xenogen, at the Authorized Site solely for use in the Field on behalf of Licensee or in connection with a Collaboration according to the terms and conditions herein. Xenogen will deliver such Bioware to Licensee as soon as practicable following receipt of Licensee’s applicable request or purchase order. Licensee may propagate the Bioware received hereunder, as well as Progeny and Derivatives thereof, solely for the purpose of creating additional quantities for Licensee’s use as permitted hereunder. Licensee acknowledges that the Bioware, Bioware Progeny and Bioware Derivatives (collectively, “Bioware Materials”) are experimental in nature and may have unknown characteristics. Xenogen will advise Licensee promptly of any hazards it determines may apply to any of the Bioware and appropriate precautions to be taken in connection therewith. Licensee therefore agrees to use prudence and all reasonable care in the use, handling, storage, transportation and disposition and containment of the Bioware Materials and to maintain them under suitable containment conditions in compliance with all applicable national, state and local laws, regulations, rules and ordinances.

(b)    Definitions. The term “Bioware Progeny” shall mean and refer to both unmodified descendents and modified descendents of the Bioware received hereunder that occur as a result of a naturally occurring mutation or other spontaneous process. The term “Bioware Derivative” shall mean a substance that is directly or indirectly derived from the Bioware received hereunder or any Progeny thereof, including, without limitation, a product expressed by or generated from the Bioware or Progeny.

(c)    Consideration. During the Term, Bioware cell lines will be priced at a non-refundable initial fee of [REDACTED] per cell line, with a non-refundable annual renewal fee of [REDACTED] per cell line. During the Term, Bioware bacterial strains will be priced at a non-refundable initial fee of [REDACTED] per strain, with a non-refundable annual renewal fee of [REDACTED] per strain. Except for Bioware covered by the payment made under Section 3.5(d) below, Xenogen will invoice Licensee for Bioware upon shipment and annually thereafter.

(d)    Ownership. Licensee agrees that, as between the Parties, the Bioware Materials are and shall be owned and/or controlled exclusively by Xenogen, and that this Agreement creates a bailment by Licensee with respect to any and all such Bioware Materials. In the event that Licensee does not pay the annual renewal fee for any Bioware acquisition when due, Licensee agrees to destroy all such Bioware Materials, and to provide Xenogen with written certification of such destruction executed by an authorized representative of Licensee.

(e)    Limitations. Licensee shall not use the Bioware Materials for any human in vivo use whatsoever, or for any human in vitro diagnostic or therapeutic applications. The Bioware Materials are provided to Licensee for use solely at the Authorized Sites. Licensee shall not transfer the Bioware Materials to any person who is not under the immediate and direct employment of Licensee or to any place other than Licensee’s facilities at the Authorized Sites. Licensee shall not use the Bioware Materials in the performance of or in conjunction with Third Party Service. Except as provided in Section 3.3(a), Licensee shall not attempt to alter or modify the Bioware Materials in any way without the prior written consent of Xenogen, or attempt, directly or indirectly, to re-engineer the Bioware Materials, or extract or transfer any genetic material from the Bioware Materials to another organism. Licensee agrees to maintain a valid license to the Xenogen Imaging Technology so long as the Bioware Materials are being used by Licensee for applications covered by one or more of the claims in the Xenogen Imaging Technology.

(f)    Luciferase. Licensee acknowledges that the mutant recombinant Coleoptera luciferase nucleic acid and protein contained in Bioware cell lines and the LPTA Models is the subject of U.S. Patent Nos. 5,583,024, 5,674,713 and 5,700,673, assigned to The Regents of The University of California and U.S. Patent No. 5,670,356, assigned to Promega Corporation. That material, or any substance that contains or incorporates that material, may not be transferred or licensed to any other party except as expressly provided herein, or be used for commercial purposes by any other party (including Licensee), without the express written consent of The Regents of The University of California and Promega Corporation.

(g)    Limited Replacement. To the extent the Bioware is not living or fails to exhibit sufficient luminescent properties (as described in Xenogen’s technical descriptions of such Bioware) upon delivery to Licensee, and Licensee notifies Xenogen thereof within ten (10) days after receipt, Xenogen shall, at Licensee’s option, either promptly provide replacements to Licensee or refund the amount paid for such Bioware. The foregoing constitutes Licensee’s sole remedy for dissatisfaction with the Bioware Materials or failure of the Bioware to perform in accordance with Xenogen's specifications existing at the time of delivery.

(h)    Other Sources. Licensee is not prohibited from developing or acquiring from any other source other bioluminescent or fluorescent strains ("Other Strains") to be used in the practice of the Xenogen Imaging Technology in accordance with the terms of this Agreement. Licensee agrees that it shall have the sole responsibility for acquiring any third party intellectual property rights necessary to use such Other Strains, including rights to those patents described in Section 3.3(f) above. Xenogen may also agree to develop new Bioware™ cells and/or microorganisms to be provided to Licensee, for fees to be negotiated between the Parties in good faith.

3.4    LPTA® Animal Models. Upon Licensee’s request during the Term, and subject to availability, Xenogen will provide Licensee with quantities of specific lines of Xenogen’s LPTA Animal Models identified in Exhibit A, or that otherwise are offered commercially by Xenogen, (“LPTA Models”) for use in the Field in connection with the Imaging System, subject to the terms and conditions of this Agreement and those standard terms and conditions provided at Exhibit C. During the Term, LPTA Models will be priced at a non-refundable fee of [REDACTED] per animal (minimum quantity of twenty animals), or, for breeding pairs, a non-refundable initial fee of [REDACTED] per line, with a non-refundable annual renewal fee of [REDACTED] per line. As long as Licensee maintains its access rights to at least one such line during the Term, then breeding pairs for subsequent lines will be priced at a non-refundable initial fee of [REDACTED] per line, with a non-refundable annual renewal fee of [REDACTED] per line. Licensee is not prohibited from developing or acquiring from any other source other bioluminescent or fluorescent transgenic animals ("Other Animals") to be used in the practice of the Xenogen Imaging Technology. Licensee agrees that it shall have the sole responsibility for acquiring any third party intellectual property rights necessary to use such Other Animals. Xenogen may also agree to develop new LPTA Animal Models to be provided to Licensee, for fees to be negotiated between the Parties in good faith. Xenogen acknowledges that a specific bioluminescent mouse model is to be transferred to Licensee from Millennium Pharmaceuticals, Inc. and that the terms of that transfer do not include any consideration to be paid to Xenogen~~,~~ and that such mouse model is not covered by the terms of this Agreement.

3.5    Payments.

(a)    System. Licensee agrees to pay Xenogen [REDACTED] for purchase of the Imaging System. Licensee may purchase Additional Systems at Xenogen’s then-current list price, provided that for the first Additional System ordered within the first twelve (12) months of the Term, the price shall be the lesser of [REDACTED] or Xenogen’s then current list price.

(b)    Technology License Fee. In addition to the purchase price set forth in Section 3.5(a), for each Imaging System purchased by Licensee hereunder, Licensee shall pay a non-refundable, non-creditable, annual technology license fee of [REDACTED] to practice the Xenogen Imaging Technology in the Field with each Imaging System or Additional System for the first year of the Term, [REDACTED] for the second year of the Term and [REDACTED] to practice in the Field with each Imaging System or Additional System for each subsequent year of the Term; provided however, that if the patents included in the Xenogen Imaging Technology are declared invalid or unenforceable as they relate to the Imaging System in a final judicial or administrative opinion from which no appeal can be taken, such fee shall no longer apply.

(c)    Hardware Accessories. Licensee may purchase additional quantities of hardware accessories not included in the Imaging System from Xenogen as listed in Exhibit B (October 2004 prices shown). Xenogen agrees that, for purposes of this Agreement, the prices for additional quantities of hardware accessories that it offers for sale for use with the Imaging System will not be changed more than once in any calendar year (with 30 days' prior written notice to Licensee) and the prices shown on Exhibit B will not be changed prior to October 1, 2005.

(d)    Payments. Payment for the annual technology license fee is due upon the Effective Date and subsequent anniversaries thereof. Unless otherwise specified in writing, all payments required according to this Agreement shall be made by transfer to the bank account nominated by the receiving Party upon timely receipt of an invoice. Invoices shall be sent to Licensee at:

Gene Logic Inc.
610 Professional Drive
Gaithersburg, Md. 20879
Attn: Finance

With a copy to:

Gene Logic Inc.
38 Sidney Street
Cambridge, MA. 02139
Attn: [REDACTED]

All payments shall be made in U.S. Dollars, by direct bank transfer to an account designated by Xenogen or by check, at Licensee’s discretion. Unless otherwise stated herein, payments are due within thirty (30) days after receipt of invoice from Xenogen. Any payments hereunder that are not paid on the date such payments are due under this Agreement shall bear interest at a rate of [REDACTED] percent ([REDACTED]%) annually, calculated on the number of days such payment is delinquent. Any taxes or other governmental charges incident to the performance of this Agreement (excluding taxes on Xenogen’s income but including any sales tax, use tax, excise tax, customs duty (including any applicable V.A.T) shall be the sole responsibility of Licensee. Licensee shall pay or reimburse Xenogen for the foregoing, as applicable.

(e)    Audits. During the Term of this Agreement and thereafter, Xenogen shall have the right to have audited, by an independent public accountant designated by Xenogen and reasonably acceptable to Licensee, no more than once in each calendar year during the term of this Agreement and no more than twice during the three (3) calendar years following the expiration or termination of this Agreement, Licensee’s books and records relating to the use of the Imaging System, Xenogen Imaging Technology and any LPTA Models and Bioware Materials transferred hereunder with at least fifteen (15) business days prior written notice and at Licensee’s normal business hours for the purpose of verifying compliance with the terms of this Agreement. Xenogen shall bear the cost of such audits. All information learned in the course of any such audit(s), excluding amounts due to Xenogen, shall be considered Confidential Information of Licensee (regardless of whether it is marked “Confidential”) and shall be subject to confidentiality obligations of this Agreement.

(f)    Imaging System Service and Support. Licensee may contract with Xenogen for a Service Program (as that term is defined in the Service Agreement) providing for maintenance and support of the Imaging System upon expiration of the Warranty Period. Terms and conditions for such support and for enrollment in a Service Program are provided in the Service Agreement at Exhibit D.

3.6    Additional Patents. Although Licensee is not obligated to purchase access to Bioware or LPTA Models for use with the Imaging System and does not make any admission of the validity of Xenogen's rights, certain uses of light-emitting reporters embodied in bacteria, cell lines or transgenic animal models are covered by one or more of the following issued U.S. patents or patent applications owned or controlled by Xenogen and a license may be necessary:.

5,824,468	Detection of Listeria by Means of Recombinant Bacteriophages

6,610,503	Animal Models for Predicting Sepsis Mortality

6,638,752	Biodetectors Targeted to Specific Ligands

6,737,245	Luciferase Expression Cassettes and Methods of Use

Allowed	Methods and Compositions for Screening for Angiogenesis Modulating Compounds

09/888049	Compositions and Methods for Use Thereof in Modifying the Genomes of Microorganisms

10/126,912	Isolation and Identification of Transcription Control Elements Associated with Mouse Eosinophil Peroxidase Expression

10/121960	Isolation and Identification of Mouse and Human Transcription Control Elements Associated with Cytochrome Expression

10/094146	Methods of Screening for Introduction of DNA Into a Target Cell

ARTICLE IV
CONFIDENTIAL INFORMATION

4.1     Confidential Information. The term “Confidential Information” means any proprietary technical or business information or data related to, or generated in connection with, the performance of this Agreement and which is provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant to this Agreement. Xenogen’s Confidential Information will include, without limitation, any proprietary know-how, data or other information relating to the Imaging System or the use thereof, which is provided by Xenogen to Licensee for use in performance of this Agreement. Licensee’s Confidential Information shall include, without limitation, any proprietary know-how, data or other information relating to any of Licensee’s research programs or products that are used in connection with the Xenogen Imaging Technology and disclosed under this Agreement.

4.2     Obligations. Except as expressly provided herein, the Parties agree that, during the term of this Agreement and for a period of five (5) years thereafter, the Receiving Party shall keep completely confidential and shall not publish or otherwise disclose to any third party which is not an Affiliate (except under no less stringent obligations of confidentiality and only for purposes expressly permitted herein) and shall not use for any purpose except for the purposes expressly contemplated by this Agreement any Confidential Information furnished to it by the Disclosing Party pursuant to this Agreement. Confidential Information, if disclosed in written form must be marked as “Confidential” at the time of disclosure, or if disclosed orally, must be expressly identified as “Confidential” at the time of oral disclosure, and be confirmed as “Confidential” in a written form that is delivered to the Receiving Party within thirty (30) days of oral disclosure; however, the failure to so mark or identify and confirm a disclosure as confidential shall not cause it to be non-confidential if the receiving party knew or reasonably should have known that it was the type of information which is considered Confidential Information. To the extent it can be established by competent written proof, Confidential Information shall not include information that:

(a) is already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

(b) is generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) becomes generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d) is subsequently lawfully disclosed to the Receiving Party by a third party having no confidentiality obligations with respect thereto; or

(e) is independently developed by the Receiving Party or its Affiliates without the aid, application or use of the Disclosing Party’s Confidential Information (and such independent development is properly evidenced by documentation by the Receiving Party).

4.3    Permitted Use and Disclosures. The Receiving Party may disclose the Disclosing Party’s Confidential Information to the extent required by law, rule, regulation, act or order of any governmental authority or agency; provided that Receiving Party promptly notifies the Disclosing Party of such requirement in order to provide the Disclosing Party an opportunity to seek a protective order or other similar order with respect to such Confidential Information, and thereafter the Receiving Party discloses only the minimum information required to be disclosed in order to comply, whether or not a protective order or other similar order is obtained by the Disclosing Party. Further, a Party may disclose the existence and terms of this Agreement to existing or potential investors or acquirers or merger partners, or to professional advisors (e.g., attorneys, accountants and prospective investment bankers) involved in such activities, for the limited purpose of evaluating such investment or transaction and under appropriate conditions of confidentiality, only to the extent necessary and with the agreement by these permitted individuals to maintain such Confidential Information in strict confidence.

4.4    Confidential Terms. Neither Party will issue a press release or otherwise publicize or disclose to any third party the terms and conditions hereof without the prior written consent of the other Party, except that each Party may disclose such information to its attorneys, advisors or investors on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law (including under applicable federal or state securities laws and regulations). Notwithstanding any other terms of this Agreement, subject to Section 9.8, the Parties agree that the existence of this Agreement does not constitute Confidential Information and may be disclosed without restriction.

ARTICLE V
INTELLECTUAL PROPERTY RIGHTS

5.1    No Implied Rights; Retained Rights. Only the licenses granted pursuant to the express terms of this Agreement shall be of any legal force or effect. No other license rights shall be granted or created by implication, estoppel or otherwise. Xenogen reserves the right to license the Xenogen Imaging Technology and Software to others, and to use Software and Xenogen Imaging Technology for its own purposes.

5.2    Ownership of Inventions. The Parties acknowledge and agree that ownership of all inventions, discoveries and innovations (including any patent applications, patents or other intellectual property rights arising directly from them) arising hereunder by Licensee (hereinafter “Inventions”) shall be determined as follows:

(a)    Xenogen Intellectual Property. Xenogen shall be the sole and exclusive owner of any Invention made by Licensee during the Term (as defined in Section 8.1) of this Agreement to the extent that it is a derivative or a modification of the Bioware Materials and LPTA Models developed using such Bioware or LPTA Models, or an improvement, enhancement or modification to the Imaging System itself (collectively, “Improvements”). Licensee hereby assigns to Xenogen its right, title, and interest in all such Improvements; provided however that Licensee shall retain a royalty-free, fully paid, non-assessable, nonexclusive, transferable only to an Affiliate or as permitted in Section 9.2 below, perpetual license to use the Improvements in the Field, and upon request and at Xenogen’s expense, agrees to reasonably cooperate with Xenogen to enable Xenogen to perfect its interest in any and all such Xenogen Inventions.

(b)    Licensee Intellectual Property. Licensee shall be the sole and exclusive owner of any Invention other than a Xenogen Invention. Xenogen hereby assigns all its title to and interest in any and all such Inventions to Licensee, and upon request and at Licensee’s expense, agrees to reasonably cooperate with Licensee to enable Licensee to perfect its interest in any and all such Inventions.

(c)    No Blocking. Licensee agrees not to assert any patent or other proprietary right obtained as a result of any use, while this Agreement is in effect, of the Bioware Materials or LPTA Materials that would block the manufacture, offer for sale, sale or use of the Bioware Materials or LPTA Materials by Xenogen or an Affiliate of Xenogen, or any use of Bioware Materials or LPTA Materials by any customer of Xenogen. Licensee agrees that such non-assertion of rights shall run with all licenses, sublicenses and assignments of Licensee’s rights in any invention covered by this subparagraph (c) that would have such blocking effect. For purposes of clarification, this non-assertion right is not intended in any way to apply to information and materials developed independently of the Bioware Materials or LPTA Materials, including Licensee’s GeneExpress System, any toxicity markers or biomarkers, or to compounds and indications developed by or for Licensee and its Affiliates or resulting from Collaborations.

5.3    Patent Prosecution. Each Party shall be responsible, at its own expense for the preparation, filing, prosecution, maintenance, enforcement or defense of any patent applications or patents claiming Inventions owned by it pursuant to Section 5.2. Nothing herein shall be construed as granting to either Party any license or other rights with respect to any Inventions, or any patent applications or patents directed thereto, which are owned by the other Party pursuant to Section 5.2. Inventorship shall be determined in accordance with U.S. patent law.

5.4    Publications. In accordance with scientific custom, the contribution of each Party will be expressly noted in all written or oral public scientific abstracts, papers or presentations (“Scientific Documents”), by acknowledgment or co-authorship, as appropriate. In the event that either Party publishes such results in the scientific literature, acknowledgment will be made to the other Party and its personnel in the accepted style consistent with customary scientific practices, as appropriate.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

6.1    Representations and Warranties by the Parties. Each of Licensee and Xenogen hereby represents and warrants to the other Party that:

(a)    it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction of its incorporation;

(b)    the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action;

(c)    it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d)    the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its corporate charter or other operative documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

(e)    this Agreement has been duly authorized, executed and delivered and constitutes such Party’s legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to the availability of particular remedies under general equity principles; and

(f)    it shall comply with all applicable laws, rules and regulations relating to the performance of its activities under this Agreement.

6.2    Representations and Warranties by Xenogen.

Xenogen hereby represents and warrants to Licensee as follows:

(a)    the Equipment will be transferred to Licensee free and clear of any liens, encumbrances or other claims of third parties, and

(b)    Xenogen has the right to transfer the Equipment, Software, Bioware and LPTA Materials to Licensee, and to grant the licenses herein granted and to permit Licensee to use all such items upon the terms herein provided.

6.3    Representation by Legal Counsel. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

6.4    No Warranty. LICENSEE ACKNOWLEDGES THAT, EXCEPT EXPRESSLY SET FORTH HEREIN INCLUDING THE EXHIBITS HERETO, XENOGEN DOES NOT MAKE ANY REPRESENTATIONS OR EXTEND ANY WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE XENOGEN IMAGING TECHNOLOGY, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE XENOGEN IMAGING TECHNOLOGY WILL NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. XENOGEN DOES NOT REPRESENT OR WARRANT THAT THE XENOGEN IMAGING TECHNOLOGY WILL BE FREE OF DEFECT, UNINTERRUPTED, ACCURATE, COMPLETE, CURRENT, STABLE, BUG-FREE, ERROR-FREE, OR AVAILABLE AT ANY TIME. XENOGEN ACKNOWLEDGES THAT, EXCEPT EXPRESSLY SET FORTH HEREIN INCLUDING THE EXHIBITS HERETO, LICENSEE DOES NOT MAKE ANY REPRESENTATIONS OR EXTEND ANY WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE.

ARTICLE VII
INDEMNIFICATION; LIABILITY

7.1    Indemnification by Licensee. Licensee shall indemnify, defend and hold Xenogen and its directors, officers, employees and agents and the Trustees of Leland Stanford Jr. University (“Stanford”), Stanford Health Services and their respective trustees, officers, employees, students and agents (collectively the “Xenogen Indemnitee(s)”) harmless from and against any and all liabilities, claims, demands, expenses (including, without limitation, reasonable attorneys’ fees), losses or causes of action (each, a “Liability”) arising out of or relating to any third party claim resulting from (i) Licensee’s use of the Xenogen Imaging Technology, Imaging System, (except for third party claims of patent, trademark or copyright infringement to the extent relating solely to the Xenogen Imaging Technology, Imaging System, Bioware Materials or LPTA Models), and (ii) possession, propagation or use of Bioware Materials or LPTA Materials, other than as authorized by Xenogen herein. Notwithstanding the foregoing, Licensee shall have no indemnification obligation under this Section 7.1 to the extent that such Liability is caused by the negligence or willful misconduct of Xenogen.

7.2    Indemnification by Xenogen. Xenogen shall indemnify, defend and hold Licensee, its Affiliates and their respective directors, officers, employees and agents (collectively the “Licensee Indemnitee(s)”) harmless from and against any and all Liabilities arising out of or relating to any third party claim of patent, trademark or copyright infringement to the extent due solely to Licensee’s use of the Xenogen Imaging Technology, Imaging System, Bioware Materials or LPTA Models (except to the extent such third party claim would not have arisen but for Licensee’s use of the Imaging System with processes or materials not provided by Xenogen hereunder). In addition, Xenogen shall indemnify and hold Licensee harmless from and against any Liabilities arising at any time in connection with Xenogen’s use of any Licensee images (except that Xenogen shall have no indemnification obligation under this Section 7.2 for Liabilities arising out of or relating to any third party claim of copyright infringement in connection with Xenogen’s use of any Licensee images in the event that Licensee approves the use of such images by Xenogen pursuant to Section 5.4 but fails to identify such images as being subject to a third party copyright known to Licensee). Notwithstanding the foregoing, Xenogen shall have no indemnification obligation under this Section 7.2 to the extent that such Liability is caused by the negligence or willful misconduct of Licensee.

7.3    Procedure. A Party (the “Indemnitee”) that intends to claim indemnification under this Article VII shall promptly notify the other Party (the “Indemnitor”) in writing of any claim, complaint, suit, proceeding, cause of action or other potential Liability in respect of which the Indemnitee intends to claim such indemnification (for purposes of this Section 7.3, each a “Claim”), and the Indemnitor shall have sole control of the defense and/or settlement thereof; provided that the Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense and/or settlement of such Claim. The indemnification under this Article VII shall not apply to amounts paid with respect to settlement of any Claim if such settlement is effected without the consent of the Indemnitor, which consent will not be unreasonably withheld or delayed. The failure to deliver written notice to the Indemnitor within a reasonable period of time after the commencement of any such claim, suit or proceeding, if materially prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article VII, but the omission to so deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability to any Indemnitee otherwise than under this Article VII. Without limiting the foregoing, the Indemnitee shall keep the Indemnitor fully informed of the progress of any Claim for which it intends to claim indemnification under this Article VII. The Indemnitor shall not be responsible for any costs or expenses incurred by the Indemnitee without the Indemnitor’s prior written consent, which consent will not be unreasonably withheld.

7.4    Limitation on Liability. EXCEPT FOR THE PARTIES’ RESPECTIVE INDEMNIFICATION OBLIGATIONS UNDER ARTICLE VII OR BREACH OF LICENSES GRANTED HEREUNDER, IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY TO THE OTHER FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL OR SPECIAL DAMAGES (INCLUDING LOST PROFITS, LOSS OF DATA, OR COST OF SUBSTITUTE GOODS OR SERVICES), REGARDLESS OF THE THEORY OF LIABILITY, WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, AND REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER ARTICLE VII, XENOGEN’S AGGREGATE LIABILITY TO LICENSEE ARISING UNDER THIS AGREEMENT SHALL NOT EXCEED THE TOTAL AMOUNTS PAID OR PAYABLE TO XENOGEN BY LICENSEE HEREUNDER.

ARTICLE VIII
TERM AND TERMINATION

8.1    Term. This Agreement will commence on the Effective Date and, unless terminated earlier as provided in this Article VIII, will expire three (3) years after the System Installation Date (the “Term”), provided that Licensee shall have the right to terminate this agreement at the end of the first two years after the System Installation Date if License notifies Xenogen in writing at least thirty (30) days prior to the end of such two year period. No less than thirty (30) days prior to expiration of the Term, Licensee may renew this Agreement for an additional three (3) years upon written notice to Xenogen. The Technology License Fee amount stated in Section 3.5(b) shall continue to apply for such renewal period (except that the initial credits will not apply to such renewal).

8.2    Termination for Cause. Either Party may terminate this Agreement in the event the other Party has materially breached or defaulted in the performance of any of its obligations hereunder, and such default has continued for thirty (30) days after written notice thereof was provided to the breaching Party by the nonbreaching Party. Termination shall become effective at the end of such thirty (30) day period unless the breaching Party has cured any such breach or default prior to the expiration of such period. Notwithstanding the above, in the case of a failure to pay any amount due hereunder the period for cure of any such default following notice thereof shall be ten (10) business days and, unless payment is made within such period, the termination shall become effective at the end of such ten (10) business day period.

8.3    Effect of Termination.

(a)    Accrued Rights and Obligations. Termination of this Agreement for any reason shall not release any Party from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

(b)    Return of Confidential Information and Software. Upon any termination or expiration of this Agreement, each of Licensee and Xenogen shall promptly return to the other Party all Confidential Information received from the other Party (except one copy which may be retained in a secure location solely for the purpose of determining the Receiving Party’s obligations under this Agreement with respect thereto). The Software shall be shipped to Xenogen’s facility at the address set forth in Section 9.5.

(c)    Licenses. The licenses granted hereunder shall terminate upon any expiration or termination of this Agreement (except the license in Section 5.2(a)).

(d)    Bioware/LPTA Destruction. Upon any termination or expiration of this Agreement, as well as upon termination or expiration of rights to LPTA Materials or Bioware Materials on a line-by-line basis, Licensee agrees to destroy all of such Bioware Materials and LPTA Materials, and to provide Xenogen with written certification of such destruction executed by an officer of Licensee.

8.4    Survival. Sections 2.5, 5.2(a), (b) and (c) (in accordance with their terms), 6.4, 8.3, 8.4, 9.1, 9.2, 9.5 and 9.10 and Articles I, IV (in accordance with its terms), VII of this Agreement shall survive the expiration or termination of this Agreement for any reason.

8.5    Bankruptcy. All rights to practice under the Xenogen Imaging Technology and to use, display and store Software granted to Licensee under this Agreement are deemed to be, for purposes of Section 365(n) of the U. S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under the U. S. Bankruptcy Code. As a licensee of such rights, Licensee may retain and exercise all of its rights and elections under the U. S. Bankruptcy Code. In the event of a commencement of bankruptcy proceedings by or against Xenogen, Licensee shall be entitled to continue to exercise the rights granted to it hereunder and, if the proceedings are not terminated within 60 days after commencement, to access and obtain a copy of all embodiments of the intellectual property embodied in the Software, solely for purposes of Licensee's on-going exercise of its rights in the Field hereunder, and if not already in the possession of Licensee, the same shall be promptly delivered to Licensee (i) upon written request by Licensee, unless Xenogen elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Agreement or any licenses to Software by or on behalf of Xenogen upon Licensee's written request. In any bankruptcy action by Xenogen, failure by Licensee to assert its rights to retain its benefits to the intellectual property encompassed by the Software, pursuant to Section 365(n)(1)(B) of the Bankruptcy Code, under an executory contract rejected by the trustee in bankruptcy, shall not be construed as a termination of the Agreement by Licensee under Section 365(n)(1)(A) of the Bankruptcy Code.

ARTICLE IX
GENERAL

9.1    Governing Law; Venue. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the state of California, without reference to conflicts of laws principles. The exclusive venue of any dispute arising out of or in connection with the performance or breach of this Agreement shall be the California state courts located in Alameda County, California or the or U.S. district court for the Northern District of California, and the Parties hereby consent to the personal jurisdiction of such courts for the purposes of this Agreement and this Section 9.1.

9.2    Assignment. Neither this Agreement nor any or all of the rights and obligations of either Party shall be assigned, delegated, sold, transferred or otherwise disposed of, by operation of law or otherwise, to any third party without the prior written consent of the other Party; provided, however, that either Party may assign the Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its assets related to the division or the subject business in which the technologies herein licensed are used, or in the event of its merger or consolidation or change in control or similar transaction. Except as specifically permitted herein, any attempted transfer or assignment shall be void. This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and assigns.

9.3    Waiver. No waiver of any rights, shall be effective unless consented to in writing by the Party to be charged and the waiver of any breach or default shall not constitute a waiver of any other right hereunder or any subsequent breach or default.

9.4    Severability. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. In such event, the Parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the Parties in entering this Agreement.

9.5    Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent (i) by electronic facsimile transmission (with confirmation of delivery and written confirmation by first class mail), (ii) by nationally recognized overnight delivery service, or (iii) by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in written notice to the other Party:

Licensee:	Gene Logic Inc. 38 Sidney Street Cambridge, MA 02139 Atn: Senior Vice President

With a copy to:	Gene Logic Inc. 610 Professional Drive Gaithersburg, Md. 20879 Attn: General Counsel

	Xenogen:	Xenogen Corporation 860 Atlantic Avenue Alameda, CA 94501 Attn: V.P., Commercial Development

	With a copy to:	Xenogen Corporation 860 Atlantic Avenue Alameda, CA 94501 Attn: Legal Department

Any notice shall be deemed to have been given (i) when delivered in person, (ii) one business day after deposit with a nationally recognized overnight courier service, (iii) five (5) business days after being deposited in the United States mail postage prepaid, first class, registered or certified mail or (iv) the business day on which it is sent and received by facsimile transmission.

9.6    Independent Contractors. Both Parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute Xenogen or Licensee as partners or joint venturers with respect to this Agreement. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any other contract, agreement, or undertaking with any third party.

9.7    Use of Name. Subject to Section 9.8, neither Party shall use the name, logos or trademarks of the other Party or its Affiliates without the prior written consent of such other Party. Further, Licensee shall not use Stanford’s name with respect to the technologies licensed hereunder without Stanford’s prior written consent.

9.8    Publicity. The Parties agree that the public announcement of the execution of this Agreement and all subsequent announcements relating to this Agreement shall be in the form of a press release and that the Parties will confer on such press release, to review and comment and incorporate the other Party's reasonable comments and suggestions prior to issuance of such press release. Thereafter and notwithstanding the foregoing, each Party shall be entitled to make or publish any public statement that is consistent with, and of no greater scope or additional information regarding the other Party than the contents thereof without the need for further approval by the other Party. Licensee agrees that Xenogen may include Licensee on any list of customers of Xenogen Imaging Technology and Xenogen agrees that Licensee may include Xenogen and its technologies in any description of technologies available for use by Licensee in the Field. Nothing in this Agreement shall prohibit a Party from making any disclosure required by law or regulation, including without limitation, filings required to be made by law with the Securities and Exchange Commission, the New York Stock Exchange, NASDAQ or any other similar stock exchange.

9.9    Force Majeure. Failure of any Party to perform its obligations under this Agreement (except the obligation to make payments when properly due) shall not subject such Party to any liability or place them in breach of any term or condition of this Agreement to the other Party if such failure is due to any cause beyond the reasonable control of such non-performing Party ("force majeure"), unless conclusive evidence to the contrary is provided. Causes of non-performance constituting force majeure shall include, without limitation, acts of God, fire, explosion, flood, drought, war, riot, sabotage, acts of terrorism, embargo, strikes or other labor trouble, failure in whole or in part of suppliers to deliver on schedule materials, equipment or machinery, interruption of or delay in transportation, a national health emergency or compliance with any order or regulation of any government entity acting with color of right. The Party affected shall promptly notify the other Party of the condition constituting force majeure as defined herein and shall exert reasonable efforts to eliminate, cure and overcome any such causes and to resume performance of its obligations with all possible speed; provided that nothing herein shall obligate a Party to settle on terms unsatisfactory to such Party any strike, lockout or other labor difficulty, any investigation or other proceeding by any public authority or any litigation by any third party. If a condition constituting force majeure as defined herein exists for more than ninety (90) consecutive days, the Parties shall meet to negotiate a mutually satisfactory resolution to the problem, if practicable.

9.10    Entire Agreement; Amendment. This Agreement, together with its Exhibits, constitutes the entire and exclusive Agreement between the Parties with respect to the subject matter hereof and supersedes and cancels all previous discussions, agreements, commitments and writings in respect thereof. No amendment or addition to this Agreement shall be effective unless reduced to writing and executed by the authorized representatives of the Parties.

9.11    Headings. The captions to the several Sections and Articles hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

9.12    Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and which together shall constitute one instrument.

IN WITNESS WHEREOF, the Parties hereby execute this Agreement by their respective duly authorized representatives.

XENOGEN CORP.	GENE LOGIC INC.

Signature	Signature

Name (please print)	Name (please print)

Title	Title

Date	Date